Exhibit 10.74

Hambrecht & Quist LLC

February 26, 1996

Confidential

The Board of Directors
ImClone Systems Incorporated
180 Varick Street
New York, NY 10014

Gentlemen:

Hambrecht & Quist LLC ("Hambrecht & Quist") would be pleased to act as financial advisor to ImClone Systems Incorporated ("ImClone " or the "Company") in connection with ongoing financial strategies and tactics, included, but not limited to financings. Pursuant to this engagement, Hambrecht & Quist will:

     (i)  review  with  members  of  management  the  Company's   financial  and
          strategic plans; and

     (ii) advise the Company with respect to financings.

As compensation for Hambrecht & Quist's services, the Company agrees to pay Hambrecht & Quist a fee of $ 310,000.

The Company agrees that Hambrecht & Quist is entitled to rely upon all reports and public filings of the Company (and its affiliates) and information supplied to it by or on behalf of the Company (whether written or oral), and Hambrecht & Quist shall not in any respect be responsible for the accuracy or completeness of any such report, public filing or information or have an obligation to verify the same.

Hambrecht & Quist hereby agrees that it will not disclose confidential information received from the Company (or its affiliates) to others (other than our employees, agents, accountants, attorneys, and other advisors) except as contemplated by this engagement or as such disclosure may be required by law. At the conclusion of our engagement hereunder, we will return to you all copies of any documentary confidential information that you have duly marked "confidential" and that are at the time in our possession. For purposes of this agreement, "confidential information" shall mean information provided by you to us that is not otherwise available to us from sources outside of the Company (or its affiliates), and any such information shall cease to be confidential information when it becomes generally available, or comes to our attention, through other sources that do not, to our awareness at the time, involve a violation of this or any similar agreement.

The Company agrees to indemnify Hambrecht & Quist in accordance with the Standard Form of Indemnification Agreement, set forth as Exhibit A hereto.

This agreement shall have a term of one year from the date hereof, except for the indemnification provisions above, which will continue in full force and effect in accordance with their terms.

Any advice, written or oral, rendered by Hambrecht & Quist pursuant to this letter may not be disclosed publicly without its prior written consent except as required by law or regulation or in response to any information request of the Securities and Exchange Commission. The Company agrees that Hambrecht & Quist has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

This agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the State's conflict of laws principles.

If the foregoing correctly sets forth the understanding between us, please so indicate on the enclosed copies of this letter and return two original copies to us for our files.


                                            Very truly yours,

                                            HAMBRECHT & QUIST LLC


                                            By: /s/Dennis J. Purcell
                                               ------------------------


Agreed to and accepted:

IMCLONE SYSTEMS INCORPORATED

By:    /s/Samuel D. Waksal
       --------------------------
Title: President and Chief Executive Officer
Date:  March 7, 1997

                                                                       Exhibit A

                              HAMBRECHT & QUIST LLC

                   Standard Form of Indemnification Agreement

In connection with the services which Hambrecht & Quist has agreed to render to the Company hereunder, the Company shall (A) indemnify Hambrecht & Quist and hold it harmless to the fullest extent permitted by law against any losses, claims, damages or liabilities to which Hambrecht & Quist may become subject in connection with (i) its use of information that is inaccurate in any respect (as a result of misrepresentation, omission, failure to update, or otherwise) that is provided to Hambrecht & Quist by the Company, its representatives, agents or advisers, regardless of whether Hambrecht & Quist should have known of such inaccuracy, or (ii) any other aspect of its rendering such services, unless and to the extent it is finally judicially determined that such losses, claims, damages or liabilities relating thereto arise out of the gross negligence or willful misconduct of Hambrecht & Quist, and (B) reimburse Hambrecht & Quist for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with its performance of its duties hereunder. If for any reason the foregoing indemnity is unavailable to Hambrecht & Quist or insufficient to hold Hambrecht & Quist harmless, then the Company shall contribute to the amount paid or payable by Hambrecht & Quist as a result of such claims, liabilities, losses, damages or expenses in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Hambrecht & Quist on the other but also the relative fault of the Company and Hambrecht & Quist, as well as any relevant equitable considerations. Notwithstanding the provisions of this agreement, the aggregate contribution of Hambrecht & Quist to all claims, liabilities, losses, damages and expenses shall not exceed the amount of fees actually received by Hambrecht & Quist pursuant to its engagement by the Company. It is hereby further agreed that the relative benefits to the Company on the one hand and Hambrecht & Quist on the other hand with respect to the transactions contemplated in this engagement letter shall be deemed to be in the same proportion as (i) the total value of the transaction bears to (ii) the fees paid to Hambrecht & Quist with respect to such transactions. The Company agrees that the indemnification and reimbursement commitments set forth in this agreement shall apply whether or not Hambrecht & Quist is a formal party to any such lawsuits or other proceedings, that Hambrecht & Quist is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate, that such commitments shall be in addition to any liability that the Company may have to Hambrecht & Quist at common law or otherwise, and that such commitments shall extend upon the terms set forth in this agreement to any controlling person, director, officer, employee, agent or affiliate of Hambrecht & Quist and shall survive any termination of this agreement. Hambrecht & Quist will not, without the prior written consent of the Company, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder, unless such settlement, compromise or consent includes an unconditional release of the Company from all liability arising out of such claim, action, suit or proceeding.